Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLIANCE DATA SYSTEMS CORPORATION

* * * * *

ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of ALLIANCE DATA SYSTEMS CORPORATION (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Section 4 of the Article thereof numbered "Article V" so that, as amended, said Article V, Section 4 shall be and read as follows:

ARTICLE V

4. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of more than 50 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware  on June 7, 2016 the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Cynthia L. Hageman, its Assistant Secretary, this 7th day of June, 2016.

ALLIANCE DATA SYSTEMS CORPORATION

By:      /s/ Cynthia L. Hageman
Cynthia L. Hageman
Assistant Secretary